Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 29, 2023	October 31, 2022

Assets

Current assets:
Cash and cash equivalents	$334,792	$319,680
Short-term investments	39,199	38,820
Accounts receivable	220,692	198,147
Inventories	52,796	50,753
Other current assets	53,337	37,252

Total current assets	700,816	644,652

Property, plant and equipment, net	710,927	643,873
Other assets	29,937	27,305

Total assets	$1,441,680	$1,315,830

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$6,541	$10,024
Accounts payable and accrued liabilities	192,790	183,773

Total current liabilities	199,331	193,797

Long-term debt	27,323	32,310
Other liabilities	32,306	27,634

Photronics, Inc. shareholders' equity	920,765	831,527
Noncontrolling interests	261,955	230,562
Total equity	1,182,720	1,062,089

Total liabilities and equity	$1,441,680	$1,315,830